SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

[Rule 13d-101]

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 24.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13D-2(a)

(Amendment No. 3)*

Oncorus, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

68236R103

(CUSIP Number)

David Clark

Elliot Press

Deerfield Management Company, L.P.

345 Park Avenue South, 12th Floor

New York, New York 10010

(212) 551-1600

With a copy to:

Jonathan D. Weiner, Esq.

Mark D. Wood, Esq.

Katten Muchin Rosenman LLP

50 Rockefeller Plaza

New York, New York 10020

(212) 940-8800

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 11, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)
(Page 1 of 12 Pages)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 68236R103	Page 2 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Mgmt III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 704,097 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 704,097 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 704,097 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.71%
14	TYPE OF REPORTING PERSON PN

(1) Comprised of 704,097 shares of common stock held by Deerfield Private Design Fund III, L.P.

SCHEDULE 13D

CUSIP No. 68236R103	Page 3 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Private Design Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 704,097
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 704,097
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 704,097
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.71%
14	TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 68236R103	Page 4 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Mgmt HIF, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 704,097 (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 704,097 (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 704,097 (2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.71%
14	TYPE OF REPORTING PERSON PN

(2) Comprised of 704,097 shares of common stock held by Deerfield Healthcare Innovations Fund, L.P.

SCHEDULE 13D

CUSIP No. 68236R103	Page 5 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Healthcare Innovations Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 704,097
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 704,097
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 704,097
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.71%
14	TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 68236R103	Page 6 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Mgmt, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 173,357 (3)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 173,357 (3)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 173,357 (3)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.67%
14	TYPE OF REPORTING PERSON PN

(3) Comprised of 173,357 shares of common stock held by Deerfield Partners, L.P.

SCHEDULE 13D

CUSIP No. 68236R103	Page 7 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 173,357
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 173,357
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 173,357
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.67%
14	TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 68236R103	Page 8 of 12 Pages

1	NAME OF REPORTING PERSONS Deerfield Management Company, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,581,551 (4)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,581,551 (4)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,581,551 (4)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.09%
14	TYPE OF REPORTING PERSON PN

(4) Comprised of an aggregate of 1,581,551 shares of common stock held by Deerfield Partners, L.P., Deerfield Healthcare Innovations Fund, L.P. and Deerfield Private Design Fund III, L.P.

SCHEDULE 13D

CUSIP No. 68236R103	Page 9 of 12 Pages

1	NAME OF REPORTING PERSONS James E. Flynn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,581,551 (6)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,581,551 (6)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,581,551 (6)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.09%
14	TYPE OF REPORTING PERSON* IN

(6) Comprised of an aggregate of 1,581,551 shares of common stock held by Deerfield Partners, L.P., Deerfield Healthcare Innovations Fund, L.P. and Deerfield Private Design Fund III, L.P.

CUSIP No. 68236R103	10 of 12 Pages

This Amendment No. 3 (this “Amendment”) to Schedule 13D amends the Schedule 13D filed by (i) Deerfield Mgmt III, L.P. (“Deerfield Mgmt III”), (ii) Deerfield Private Design Fund III, L.P. (“Deerfield Private Design Fund III”), (iii) Deerfield Mgmt, L.P. (“Deerfield Mgmt”), (iv) Deerfield Partners, L.P. (“Deerfield Partners”), (v) Deerfield Mgmt HIF, L.P. (“Deerfield Mgmt HIF”), (vi) Deerfield Healthcare Innovations Fund, L.P (“Deerfield Healthcare Innovations Fund”), (vii) Deerfield Management Company, L.P. (“Deerfield Management”) and (viii) James E. Flynn, a natural person (“Flynn” and collectively with Deerfield Mgmt III, Deerfield Private Design Fund III, Deerfield Mgmt, Deerfield Partners, Deerfield Mgmt HIF, Deerfield Healthcare Innovations Fund and Deerfield Management, the “Reporting Persons”), as amended by Amendment Nos. 1 and 2 thereto (as previously amended, the “Schedule 13D”), with respect to the common stock of Oncorus, Inc. Deerfield Private Design Fund III, Deerfield Healthcare Innovations Fund and Deerfield Partners are collectively referred to herein as the “Funds”. In addition to the amendments set forth below, this Amendment corrects a scrivener’s error appearing on the cover page to Amendment No. 2 to the Schedule 13D (“Amendment No. 2”), which inadvertently referred to December 22, 2022 as the date of the event that required the filing of Amendment No. 2. The cover page to Amendment No. 2 is hereby amended by replacing the reference to “December 22, 2022” with a reference to “December 29, 2022.”

Item 5.	Interest in Securities of the Issuer.

Items 5(a), (b) and (c) of the Schedule 13D are hereby amended and restated in their entirety as follows:
(a)

	(1)	Deerfield Mgmt III

		Number of shares:	704,097 (comprised of shares held by Deerfield Private Design Fund III)
		Percentage of shares:	2.71%

	(2)	Deerfield Private Design Fund III

		Number of shares:	704,097
		Percentage of shares:	2.71%

	(3)	Deerfield Mgmt

		Number of shares:	173,357 (comprised of shares held by Deerfield Partners)
		Percentage of shares:	0.67%

	(4)	Deerfield Partners

		Number of shares:	173,357
		Percentage of shares:	0.67%

	(5)	Deerfield Mgmt HIF

		Number of shares:	704,097 (comprised of shares held by Deerfield Healthcare Innovations Fund)
		Percentage of shares:	2.71%

	(6)	Deerfield Healthcare Innovations Fund

		Number of shares:	704,097
		Percentage of shares:	2.71%

	(7)	Deerfield Management

		Number of shares:	1,581,551 (comprised of shares held by Deerfield Private Design Fund III, Deerfield Healthcare Innovations Fund and Deerfield Partners)
		Percentage of shares:	6.09%

	(8)	Flynn

		Number of shares:	1,581,551 (comprised of shares held by Deerfield Private Design Fund III, Deerfield Healthcare Innovations Fund and Deerfield Partners)
		Percentage of shares:	6.09%
(b)

	(1)	Deerfield Mgmt III

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 704,097
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 704,097

	(2)	Deerfield Private Design Fund III

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 704,097
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 704,097

CUSIP No. 68236R103	11 of 12 Pages

(3)	Deerfield Mgmt HIF

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 704,097
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 704,097

(4)	Deerfield Healthcare Innovations Fund

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 704,097
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 704,097

(5)	Deerfield Mgmt

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 173,357
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 173,357

(6)	Deerfield Partners

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 173,357
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 173,357

(7)	Deerfield Management

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 1,581,551
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 1,581,551

(8)	Flynn

Sole power to vote or direct the vote: 0
Shared power to vote or direct the vote: 1,581,551
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or direct the disposition: 1,581,551

Flynn is the sole member of the general partner of each of Deerfield Mgmt, Deerfield Mgmt III, Deerfield Mgmt HIF and Deerfield Management. Deerfield Mgmt III is the general partner of Deerfield Private Design Fund III; Deerfield Mgmt HIF is the general partner of Deerfield Healthcare Innovations Fund and Deerfield Mgmt is the general partner of Deerfield Partners. Deerfield Management is the investment manager of the Funds.

(c) Transactions in the common stock effected by the Reporting Persons in the last sixty (60) days are set forth on Schedule A to this Amendment. All transactions reflected in Schedule A to this Amendment were effected in open market transactions on the Nasdaq Global Market in the ordinary course of the applicable Reporting Person’s business.

CUSIP No. 68236R103	12 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2023

DEERFIELD MGMT III, L.P.
By: J.E. Flynn Capital III, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Attorney-in-Fact

DEERFIELD PRIVATE DESIGN FUND III, L.P.
By: Deerfield Mgmt III, L.P., General Partner
By: J.E. Flynn Capital III, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Attorney-in-Fact

DEERFIELD MGMT HIF, L.P.
By: J.E. Flynn Capital HIF, LLC, General Partner

By:	/s/ Jonathan Isler
Jonathan Isler, Attorney-In-Fact

DEERFIELD HEALTHCARE INNOVATIONS FUND, L.P.
By: Deerfield Mgmt HIF, L.P., General Partner
By: J.E. Flynn Capital HIF, LLC, General Partner

By:	/s/ Jonathan Isler
Jonathan Isler, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.
By: Deerfield Mgmt, L.P., General Partner
By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Attorney-in-Fact

DEERFIELD MGMT, L.P.
By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Attorney-in-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.
By: Flynn Management LLC, General Partner

By:	/s/ Jonathan Isler
Name:	Jonathan Isler
Title:	Attorney-in-Fact

JAMES E. FLYNN

/s/ Jonathan Isler
Jonathan Isler, Attorney-in-Fact

Schedule A

Reporting Person	Date	Number of Shares Sold	Price per Share ($)*	Price Range ($)**
Deerfield Private Design Fund III, L.P.	1/4/2023	13,761	$0.30	$0.30-$0.30
Deerfield Healthcare Innovations Fund, L.P.	1/4/2023	13,761	$0.30	$0.30-$0.30
Deerfield Partners, L.P.	1/4/2023	3,388	$0.30	$0.30-$0.30
Deerfield Private Design Fund III, L.P.	1/5/2023	26,585	$0.30	$0.30-$0.32
Deerfield Healthcare Innovations Fund, L.P.	1/5/2023	26,586	$0.30	$0.30-$0.32
Deerfield Partners, L.P.	1/5/2023	6,546	$0.30	$0.30-$0.32
Deerfield Private Design Fund III, L.P.	1/6/2023	23,998	$0.30	$0.30-$0.31
Deerfield Healthcare Innovations Fund, L.P.	1/6/2023	23,998	$0.30	$0.30-$0.31
Deerfield Partners, L.P.	1/6/2023	5,909	$0.30	$0.30-$0.31
Deerfield Private Design Fund III, L.P.	1/9/2023	3,499	$0.30	$0.30-$0.31
Deerfield Healthcare Innovations Fund, L.P.	1/9/2023	3,498	$0.30	$0.30-$0.31
Deerfield Partners, L.P.	1/9/2023	861	$0.30	$0.30-$0.31
Deerfield Private Design Fund III, L.P.	1/10/2023	18,157	$0.30	$0.30-$0.31
Deerfield Healthcare Innovations Fund, L.P.	1/10/2023	18,158	$0.30	$0.30-$0.31
Deerfield Partners, L.P.	1/10/2023	4,470	$0.30	$0.30-$0.31
Deerfield Private Design Fund III, L.P.	1/11/2023	70,486	$0.31	$0.30-$0.33
Deerfield Healthcare Innovations Fund, L.P.	1/11/2023	70,486	$0.31	$0.30-$0.33
Deerfield Partners, L.P.	1/11/2023	17,354	$0.31	$0.30-$0.33
Deerfield Private Design Fund III, L.P.	1/12/2023	89,040	$0.31	$0.30-$0.34
Deerfield Healthcare Innovations Fund, L.P.	1/12/2023	89,039	$0.31	$0.30-$0.34
Deerfield Partners, L.P.	1/12/2023	21,922	$0.31	$0.30-$0.34
Deerfield Private Design Fund III, L.P.	1/13/2023	179,472	$0.36	$0.36-$0.38
Deerfield Healthcare Innovations Fund, L.P.	1/13/2023	179,473	$0.36	$0.36-$0.38
Deerfield Partners, L.P.	1/13/2023	44,188	$0.36	$0.36-$0.38

* Price per share reported is a weighted average price. The Reporting Persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in the “Price Range” column of this Schedule A.

** The shares were sold in multiple transactions at prices within the price range indicated (unless otherwise indicated).